PRIVATE AND CONFIDENTIAL

May 31, 2007

Mr. Jack Worthen
107 Rideout Rd.
Hollis, NH 03049
USA

Re: Offer of Employment

Dear Jack:

Confirming our recent discussions regarding Solomon Technologies, Inc. (“Solomon” or the “Company”) the Company is pleased to offer you employment as President, Power Electronics Division (“PED”) of Solomon. In this capacity, you will serve as the principal executive officer of PED, and will be an executive officer of Solomon responsible for integrating the multiple business units within PED, including but not limited to, Technipower and Deltron. You will report directly to the Chief Executive Officer of the Company. You will be required to devote your full business time to the business affairs of the Company and spend your work week in Danbury, Connecticut, and/or North Wales, Pennsylvania as we consolidate the accounting systems and establish a central headquarters.

Our offer of employment to you consists of the following:

Base Salary:	$175,000 per annum, paid biweekly in arrears.

Vacation:	Four (4) weeks per year.

Stock Options:
Stock options or equivalent for 250,000 shares of the Company’s common stock (“Common Stock”), with an exercise price equal to the closing price of the Common Stock on a day that is no later than one business day prior to your first day of employment and having a term of ten (10) years. 175,000 of the shares subject to the option shall vest in equal installments over a three 3 year period commencing one year from the date of grant and on each anniversary thereof, and 75,000 of the shares subject to the option will vest solely if the 2007 Performance Goals (as defined herein) are achieved. The Options will be delivered to you as soon as practicable after execution of this letter pursuant to a separate agreement (the “Option Agreement”). The Options shall be issued outside the Company’s Amended and Restated 2003 Stock Option Plan and shall be exercisable to the extent prescribed in the Option Agreement.

1400 L&R Industrial Boulevard
Tarpon Springs, FL 34689
Office: (727) 934-8778
Fax: (727) 934-8779

Mr. Jack Worthen
May 31, 2007

Benefits:	Standard benefits offered to all other employees. The Company will reimburse you for your COBRA benefits for the first six months until a satisfactory national health care plan is implemented.

Car Allowance:	$500 per month.

Bonus:
Bonus for the year ending December 31, 2007 of $50,000 to be paid on or before April 1, 2008. The bonus will be earned upon completion of the audit of the Company’s 2007 year-end financial statements if the Company has achieved each of the following goals (the “2007 Performance Goals”): (i) annualized sales of $25 million of the Company by the end of 2007 calculated by taking the cumulative monthly sales for the fourth quarter of 2007 and multiplying by four (4), and (ii) breakeven annualized cash flow by the end of 2007 calculated by adding together the monthly cash flows for the last two (2) months of the year, and (iii) full integration of Deltron, Technipower and one other acquisition, provided a letter of intent has been signed by the Company for such acquisition by September 30, 2007. For years after 2007 you shall be entitled to earn bonuses of at least $75,000 per year, subject to the attainment of such performance goals as may be mutually determined by the Company and you. Bonuses may be paid in cash or in registered shares of Company stock.

You understand that employment with the Company is offered for no specific or fixed period of time, and that your employment can be terminated by either you or the Company at any time, for any reason or no reason, not specifically prohibited by law. Notwithstanding the foregoing, if the Company terminates your employment without “cause”, as defined herein, the Company agrees to provide a limited severance of three (3) months salary, which shall be paid in installments on normally scheduled payroll periods. No severance will be paid if a termination is for “cause” or if your termination is voluntary.

For the purposes of this letter, “cause” shall mean gross negligence, gross misconduct, breach of fiduciary duty to the Company or its shareholders, indictment or arrest for any criminal offenses by you, your failure to attempt in good faith to perform any of your responsibilities as an officer of the Company, which failure causes a material adverse effect on the Company, or your material breach of the Company’s then effective insider trading policy, code of ethics or other policies applicable to employees and/or executive officers.

In consideration of the Company offering you this position, you will be required to sign a copy of the Company’s Proprietary Rights and Non Competition Agreement, a copy of which is attached to this letter. You will also be required to comply with the Company’s insider trading policy, code of ethics and other policies applicable to executive officers and employees as in effect from time to time. Copies of the Company’s current insider trading policy and code of ethics are attached hereto.

Mr. Jack Worthen
May 31, 2007

By signing this letter agreement, you (i) represent that (A) you have the right to enter into this letter agreement and the Company’s Proprietary Rights and Non Competition Agreement, and (B) you do not have any obligations to any other person or entity that are in conflict with your obligations under this letter or the Company’s Proprietary Rights and Non Competition Agreement, and (ii) agree (A) that you will not render any services to the Company that will result in a conflict with any prior agreements that you may have or had with third parties, (B) that you will maintain the confidential status of information that is subject to a confidentiality obligation you have with a third party (a “Third Party Confidentiality Obligation”) and will not reveal the same to the Company, and (C) to indemnify and defend the Company and its directors, officers and other Affiliates (as defined in the Company’s Proprietary Rights and Non Competition Agreement) against any and all claims, settlements, penalties, damages, expenses, attorneys’ fees, costs and judgments obtained against, imposed upon or suffered by the Company or any of its directors, officers or other Affiliates by reason of the possession or use by the Company or any of its directors, officers or other Affiliates of any such information, but only if the Company or any such directors, officers or other Affiliates received such information as a result of a breach by you of a Third Party Confidentiality Obligation.

This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law provisions.

Please acknowledge your agreement and acceptance of the terms of this letter by signing where indicated below and returning an original for my files.

Very truly yours, SOLOMON TECHNOLOGIES, INC. By: /s/ Gary G. Brandt Gary G. Brandt Chief Executive Officer

/s/ Jack Worthen
Acknowledged and Agreed
Jack Worthen

6-4-07
Date